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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on October 10, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PERFICIENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	7371	74-2853258
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7600-B North Capital of Texas Highway
Austin, Texas 78731
(512) 531-6000
(Address and telephone number of registrant's principal executive offices)

John T. McDonald
7600-B North Capital of Texas Highway
Austin, Texas 78731
(512) 531-6000
(Name, address, and telephone number of agent for service)

Copies to:
Jeffrey A. Baumel, Esq.
McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07101-0652
(973) 622-4444

        Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	4,666,250	$0.56	$2,333,125	$215

(1)
All of the shares of our common stock being registered hereby are being offered for the account of the selling stockholder who acquired such shares from us and certain of our shareholders in private transactions. No other shares of our common stock are being registered pursuant to this offering.
(2)
Estimated in accordance with Rule 457(c) of the Securities Act of 1933 (the "Securities Act") solely for the purpose of calculating the registration fee based on the $0.50 per share closing price of our common stock as reported on the Nasdaq SmallCap Market on October 8, 2002.
(3)
Includes 500,000 shares of common stock purchased from certain of our shareholders, up to 2,777,500 shares of common stock issuable upon the conversion of Series B Preferred Stock and up to 1,388,750 shares of common stock issuable upon the exercise of common stock purchase warrants. In accordance with Rule 416 under the Securities Act, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
Subject to Completion, dated October 10, 2002

PERFICIENT, INC.

4,666,250 SHARES OF COMMON STOCK

        One of our stockholders (the "Selling Stockholder") may sell up to 4,666,250 shares of our common stock, $.001 par value, under this prospectus including 500,000 shares of common stock purchased from certain of our shareholders, up to 2,777,500 shares of common stock issuable upon the conversion of Series B Preferred Stock and up to 1,388,750 shares of common stock issuable upon the exercise of common stock purchase warrants (the "Warrants"). See "Selling Stockholder" and "Plan of Distribution." Our common stock is listed on the Nasdaq SmallCap Market under the symbol "PRFT" and on the Boston Stock Exchange under the symbol "PRFT". On October 8, 2002, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $0.50 per share.

        Our common stock being offered through this prospectus may be offered from time to time by the Selling Stockholder through ordinary brokerage transactions, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholder. See "Selling Stockholder" and "Plan of Distribution."

        Investing in our common stock involves risks. Please see the "Risk Factors" section beginning on page 1 to read about certain risks that you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS OCTOBER    , 2002

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PERFICIENT

        Perficient is an eBusiness solutions provider to large and major midsize companies and Internet software vendors. We enable our clients and partners to optimize profitability and strengthen customer relationships through reliable, quick-to-market eBusiness solutions. We provide a broad range of end-to-end business and technology solutions with a focus on serving the financial services, healthcare, technology and energy industries.

Our Offices

        Our principal executive offices are located at 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas 78731, and our telephone number is (512) 531-6000.

Trademarks

        The name "Perficient" and the Perficient logo are our trademarks. All other trademarks, trade names or service marks appearing in this prospectus belong to other companies.

RISK FACTORS

        An investment in shares of our common stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this prospectus and the documents and filings incorporated by reference into this prospectus (including financial statements and notes thereto), the following factors. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus.

        In addition to considering risks that are inherent to our business, prospective investors should also consider carefully additional risks that are associated with our acquisition by way of merger of Primary Webworks, Inc. d/b/a Vertecon, Inc. ("Vertecon"), a Missouri corporation (the "Vertecon Merger"), and our acquisition by way of merger of Javelin Solutions, Inc. ("Javelin"), a Minnesota corporation (the "Javelin Merger"), which were both completed on April 26, 2002.

Risks Specific to Our Business

We have incurred losses during most of the quarters during which we have been in business and we expect to incur losses in the future.

        We have incurred operating losses in most of the quarters during which we have been in business and as a result, we have a retained deficit of $60,099,000 as of June 30, 2002. As a result of the acquisitions that we recently completed, we recorded a substantial amount of goodwill. During the quarter ended September 30, 2001, we recorded an approximate $27 million impairment charge to write down the carrying value of our goodwill, as a result of factors including, but not limited to, the general decline in the valuation of service companies and the decline in demand for Information Technology services. We cannot assure you of any operating results. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock will likely fall. If we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. You should not view our historical growth rates as indicative of our future revenues.

We have a limited number of customers. The loss of sales to IBM would materially harm our business.

        We have arrangements with a limited number of customers. IBM accounted for 37% of our revenue during the year ended December 31, 2001 and 28% and 33% during the three and six months ended June 30, 2002, respectively. Any termination of our relationship with, or significant reduction or modification of the services we perform for, IBM would have a material adverse effect on our business, operating results and financial condition.

Concentration of Credit Risk—IBM represented 16% of our accounts receivable as of June 30, 2002.

        Amount owed to us by IBM represented 31% of our accounts receivable, or $913,000, as of December 31, 2001 and 16% of our accounts receivable, or $851,000, as of June 30, 2002. Failure of IBM to pay that amount would have a material adverse effect on our working capital, cash position, business, operating results and financial condition. However, IBM has a strong historical payment record with Perficient. We believe that the risk is also mitigated because the accounts receivable are spread out over numerous end-user projects.

IBM may terminate its agreement with us or reduce substantially its obligations to use our services.

        IBM has the right to reduce by up to one-third the minimum amount of our services contemplated by our agreement over any 60-day period. In addition, IBM may terminate the agreement on four month's notice. Any termination of our agreement with IBM or a reduction of the services performed pursuant to this agreement would have an adverse effect on our business, operating results and financial condition. Our agreement with IBM will expire in October 2003.

Our net losses have increased substantially over the past two years and revenues are increasingly dependent on sales generated from acquisitions.

        Our net loss increased from $1,405,000 for the fiscal year ended December 31, 1999 to $13,627,000 for the fiscal year ended December 31, 2000 and $43,886,000 for the fiscal year ended December 31, 2001 as a result of, among other things, declines in the economy, declines in demand for service in our industry, and $27 million of goodwill writedowns during 2001. In addition, our revenues include increasing sales from acquired companies. During the six months ended June 30, 2002, our revenue included significant amounts generated from the acquisitions of Vertecon and Javelin subsequent to the April 26, 2002 acquisition date. We cannot assure you that we will be able to continue to identify and complete additional acquisitions to maintain current revenue levels. The inability to increase organic revenues or successfully complete acquisitions could result in increased losses and have an adverse effect on our business, operating results and financial condition.

Our customers may not be obligated to use our services.

        Our contracts with some of our customers do not obligate them to use our services. A customer may choose at any time to use another consulting firm or to perform the services we provide through internal resources. Termination of a relationship with certain customers, or the decision of such customers to employ other consulting firms or perform services in-house, could materially harm our business.

Our quarterly operating results will be volatile and may cause our stock price to fluctuate.

        A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in the number or nature of our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

        Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. These quarterly fluctuations have been and will continue to be affected by a number of factors, including:

  •
  the loss of a significant customer or project;

  •
  the number and types of projects that we undertake;

  •
  our ability to attract, train and retain skilled management and technology professionals;

  •
  seasonal variations in spending patterns;

  •
  our employee utilization rates, including our ability to transition our technology professionals from one project to another;

  •
  changes in our pricing policies;

  •
  our ability to manage costs; and

  •
  costs related to acquisitions of other businesses.

        In addition, many factors affecting our operating results are outside of our control, such as:

  •
  demand for Internet software;

  •
  end-user customer budget cycles;

  •
  changes in end-user customers' desire for our partners' products and our services;

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  pricing changes in our industry;

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  government regulation and legal developments regarding the use of the Internet; and

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  general economic conditions.

        Although we have limited historical financial data, we expect that we will experience seasonal fluctuations in revenues. We expect that revenues in the quarter ending December 31 will typically be lower than in other quarters because there are fewer billable days in this quarter as a result of vacations and holidays. This seasonal trend may materially affect our quarter-to-quarter operating results.

We may not be able to attract and retain technology professionals, which could affect our ability to compete effectively.

        Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate, manage and utilize highly skilled technology professionals. Additionally, our technology professionals are at-will employees with no restrictions on their ability to work for our competitors. Any inability to attract, train and retain highly skilled technology professionals would impair our ability to adequately manage, staff and utilize our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.

Our gross margins are subject to fluctuations as a result of variances in utilization rates.

        Our gross margins are affected by trends in the utilization rate of our professionals, defined as the percentage of: our professionals' time billed to customers divided by the total available hours in a period. Our operating expenses, including employee salaries, rent and administrative expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in process. If a project ends earlier than scheduled, we may need to redeploy our project personnel. Any resulting non-billable time may adversely affect our gross margins.

The absence of long-term contracts and the need for new partners and business create an uncertain revenue stream, which could negatively affect our financial condition.

Our success will depend on retaining our senior management team and key technical personnel.

        We believe that our success will depend on retaining our senior management team, key technical personnel and our Chief Executive Officer, John T. McDonald. This dependence is particularly important in our business, because personal relationships are a critical element of obtaining and maintaining our partners. If any of these people stop working for us, our level of management, technical, marketing and sales expertise could significantly diminish. These people would be difficult to replace, and losing them could seriously harm our business.

        We may not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel may resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

We may not grow, or we may be unable to manage our growth.

        Our success will depend on our ability to increase the number of our partners, end-user customers and our teams of technology professionals. However, we may not grow as planned or at all. Many of our competitors have longer operating histories, more established reputations and potential partner and end-user customer relationships and greater financial, technical and marketing resources than we do. If we continue to grow, our growth will place significant strains on our management, personnel and other resources. For example, it will be difficult to manage technology professionals who will be widely dispersed around the country. Additionally, our success may depend on the effective integration of acquired businesses. This integration, even if successful, may be expensive and time-consuming and could strain our resources. If we are unable to manage our growth effectively, this inability will adversely affect the quality of our services and our ability to retain key personnel, and could materially harm our business.

We face certain risks related to shutting down our London operations, including loss of revenue.

        In 1999, we opened an office in London. During the quarter ended June 30, 2002, we committed to closing our London office. We have recorded approximately $118,000 of costs, consisting of severance and benefits, office rent commitments, and legal expenses related to the closing of our London office during the quarter ended June 30, 2002. As a result of our decision to close our London office, we may incur additional expenses relating to closing down these operations, may have more difficulty collecting accounts receivable from our customers, and may incur non-reimbursable expenses in order to service our existing customers in and around London. During the year ended December 31, 2001, our London operations accounted for 7% of our net revenue and during the three and six months ended June 30, 2002, accounted for 9% and 12%, respectively, of our net revenue.

We face risks associated with finding and integrating acquisitions.

        We have made three acquisitions during 2000 and we have also recently completed the acquisitions of Vertecon and Javelin in April 2002. We may continue to expand our technological expertise and geographical presence through selective acquisitions. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations and retaining the customers of that company. Our operating results may be adversely affected by increased intangibles amortization, stock compensation expense and increased compensation expense attributable to newly hired employees. Furthermore, our management's attention may be diverted from other aspects of our business and our reputation may be harmed if an acquired company performs poorly. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of our common stock will be reduced.

Risks Relating to Our Industry

The Internet services market demand is subject to uncertainty.

        The market for Internet services is relatively new and is evolving rapidly. Our future growth is dependent upon our ability to provide strategic Internet services that are accepted by our end-user customers. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The level of demand and acceptance of strategic Internet services is dependent upon a number of factors, including:

  •
  the growth in consumer access to and acceptance of new interactive technologies such as the Internet;

  •
  companies adopting Internet-based business models; and

  •
  the development of technologies that facilitate two-way communication between companies and targeted audiences.

        Significant issues concerning the commercial use of these technologies include security, reliability, cost, ease of use and quality of service. These issues remain unresolved and may inhibit the growth of Internet business solutions providers that utilize these technologies.

Our business will suffer if we do not keep up with rapid technological change, evolving industry standards or changing partner requirements.

        Rapidly changing technology, evolving industry standards and changing partner needs are common in the Internet professional services market. Accordingly, our success will depend, in part, on our ability to:

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  continue to develop our technology expertise;

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  enhance our current services;

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  develop new services that meet changing partner and end-user customer needs;

  •
  advertise and market our services; and

  •
  influence and respond to emerging industry standards and other technological changes.

        We must accomplish all of these tasks in a timely and cost-effective manner. We might not succeed in effectively doing any of these tasks, and our failure to succeed could have a material and adverse effect on our business, financial condition or results of operations.

        We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

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  security;

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  cost and ease of Internet access;

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  intellectual property ownership;

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  privacy;

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  taxation; and

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  liability issues.

        Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations.

Our market is highly competitive and has low barriers to entry.

        The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively low barriers to entry into this market. Because of the rapid changes to, and volatility in, the Internet software and service industry, many well-capitalized companies that may have chosen sectors of the industry that are not competitive with our business, including some of our partners, may refocus their activities and resources. As a result, they could deploy their resources and enter into a business that is competitive with ours. In addition, with consolidation in the Internet software and service industry, many software developers that may have become our partners could acquire or develop the capability to perform our services for themselves or merge with our competitors.

        Our current competitors include:

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  in-house information technology and professional services and support departments of software companies;

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  systems integrators, such as Sapient Corporation, divine, and Razorfish;

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  large consulting firms, such as Accenture, KPMG Consulting and the consulting arms of the large accounting firms; and

  •
  information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide.

        Many of our current and potential competitors have longer operating histories, more established reputations and potential partner relationships and greater financial, technical, industry and marketing resources than we do. This may place us at a disadvantage to our competitors.

Risks Relating to Ownership of Our Stock

If our common stock is delisted from the NASDAQ SmallCap Market, it would make it more difficult to dispose of our common stock and to obtain accurate pricing information for our common stock.

        We received notice from NASDAQ that for 30 consecutive trading days, the bid price of the our common stock closed below the minimum $1.00 per share required for continued listing on the NASDAQ SmallCap Market. NASDAQ provided an extension through March 3, 2003 for us to achieve compliance with the $1.00 minimum bid requirement. If we are unable to achieve compliance with the $1.00 minimum bid requirement by March 3, 2003, NASDAQ will determine if we satisfy certain of the initial listing criteria for the NASDAQ SmallCap Market. If we meet such criteria, we will receive an additional 180 calendar days to achieve compliance with the $1.00 minimum bid requirement. Otherwise, our common stock will be delisted. Management believes that the company currently meets the requisite initial listing criteria, and that it will continue to meet the criteria through March 3, 2003, and therefore will receive an additional 180 days to become compliant with the minimum bid requirements if it is not compliant by March 3, 2003. There can be no assurance that we will achieve compliance with the listing criteria discussed above or that we will be able to comply with the listing requirements of the NASDAQ SmallCap Market in the future. In the event that our common stock is delisted from the NASDAQ SmallCap Market, it will be more difficult to dispose of our common stock and to obtain accurate pricing information for our common stock.

        We are, and will continue to be, controlled by our officers and directors, which could result in us taking actions that other stockholders do not approve.

        Our executive officers, directors and existing 5% and greater stockholders beneficially own or control greater than 32% of the voting power of our common stock. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of our company. In addition, sales of our common stock by the former Compete, Vertecon and Javelin stockholders, to a third party may result in a change of control of our company.

It may be difficult for another company to acquire us, and this could depress our stock price.

        Provisions of our certificate of incorporation, by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, under our agreement with IBM, we have granted IBM a right of first refusal with respect to any transaction with a company that has a substantial portion of its business in the web application server product and services market, other than a systems integrator or professional services firm. As a result, a potential acquirer may be discouraged from making an offer to buy us.

We may need additional capital in the future, which may not be available to us. The raising of any additional capital may dilute your ownership in our stock.

        We believe the cash requirements of integrating and operating Vertecon and Javelin will increase our near term capital requirements by approximately $1.5 million. We believe our existing line of credit, along with our recent $1.9 million preferred stock offering, should provide sufficient resources to satisfy our near term capital requirements. However, while we do not see an immediate need, in the future we may need to raise additional funds through public or private debt or equity financing in order to:

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  take advantage of opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies;

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  develop new services; or

  •
  respond to competitive pressures.

        Any additional capital raised through the sale of equity will dilute your ownership percentage in our stock. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our business results would suffer.

Risks Particular to the Acquisition of Vertecon

We may have difficulty integrating the business of Vertecon into our existing operations.

        Our recent acquisition of Vertecon involves the integration into Perficient of a company that has previously operated independently, with a focus on different geographical markets and software products utilizing different personnel. We cannot assure you that we will be able to integrate the operations of Vertecon without encountering difficulties or experiencing the loss of key Vertecon employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, we cannot assure you that the management teams of Perficient and Vertecon will be able to satisfactorily work with one another.

Former Vertecon stockholders may be able to influence us significantly.

        The substantial ownership of our common stock by Vertecon's current stockholders after the Vertecon Merger provides them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Perficient's stockholders. Former Vertecon stockholders own approximately 19% of the outstanding shares of Perficient. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of Perficient without the consent of the Vertecon stockholders.

Risks Particular to the Acquisition of Javelin

We may have difficulty integrating the business of Javelin into our existing operations.

        Our recent acquisition of Javelin involves the integration into Perficient of a company that has previously operated independently, with focuses on different geographical markets and software products utilizing different personnel. We cannot assure you that we will be able to integrate the operations of Javelin without encountering difficulties or experiencing the loss of key Javelin employees, customers or suppliers, or that the benefits expected from such integration will be realized. In addition, we cannot assure you that the management teams of Perficient and Javelin will be able to satisfactorily work with one another.

Former Javelin stockholders may be able to influence us significantly.

        The substantial ownership of our common stock by Javelin's former stockholders provides them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by Perficient's stockholders. Former Javelin' stockholders own approximately 21% of the outstanding shares of Perficient. This concentration of ownership of our common stock may make it difficult for other Perficient stockholders to successfully approve or defeat matters which may be submitted for action by our stockholders. It may also have the effect of delaying, deterring or preventing a change in control of Perficient without the consent of the Javelin stockholders.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        Some of the statements contained in or considered a part of this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading "Risks Factors" in this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the Selling Stockholder. The principal reason for this offering is to allow for the resale of the shares purchased by the Selling Stockholder from certain of our shareholders and issuable to the Selling Stockholder upon the conversion of the Series B Convertible Preferred Stock and exercise of the Warrants. The Selling Stockholder has previously purchased 1,111,000 shares of Series B Preferred Stock and a warrant to purchase up to 555,500 shares of our common stock (the "Original Warrant"). We may receive up to $1,111,000 upon exercise of the Original Warrant. The Selling Stockholder has an option to acquire up to an additional 1,666,500 shares of Series B Preferred Stock (the "Option Preferred Stock") and a warrant to purchase up to 833,250 shares of common stock (the "Option Warrant"). We may receive up to $1,500,000 upon the purchase of the Option Preferred Stock and up to $1,666,500 upon the exercise of the Option Warrant.

SELLING STOCKHOLDER

        The following table sets forth the name of the Selling Stockholder, the number of shares of common stock owned beneficially by the Selling Stockholder as of October 8, 2002 and the number of shares that may be offered pursuant to this prospectus. In some instances, the shares of common stock offered pursuant to this prospectus may be sold by the pledgees, donees, transferees, assignees or other successors-in-interest that receive their shares from the Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, and the term "Selling Stockholder" as used herein shall include such pledgees, donees, transferees, assignees or other successors-in-interest.

        The Selling Stockholder may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with an estimate of the number of shares of common stock that the Selling Stockholder will hold in the future.

        As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Beneficial Ownership of Shares of Common Stock Prior to Sale (1)		Shares Beneficially Owned After the Offering (2)
Selling Stockholder		Shares to be Sold in the Offering
			Number	Percent
2M Technology Ventures, L.P. 3401 Armstrong Ave. Dallas, Texas 75205 (3)	2,166,500	4,666,250	—	—

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect the shares beneficially owned by them.

(2)
Assumes all of the shares of common stock offered hereby are sold by the Selling Stockholder.

(3)
Includes 500,000 shares purchased from certain of our shareholders, 1,111,000 shares of our common stock issuable upon conversion of Series B Preferred Stock and warrants to purchase 555,500 shares of our common stock. Morton Meyerson holds sole voting power and sole dispositive power for the 2,166,500 shares of common stock. This information is based on the Schedule 13D filed by Mr. Meyerson on August 15, 2002. 2M has an option to acquire up to an additional 1,666,500 shares of Series B Preferred Stock and a warrant to purchase up to 833,250 shares of common stock (the "2M Option"). Does not include an aggregate of 2,499,750 shares of common stock issuable upon the conversion of the Series B Preferred Stock that may be purchased pursuant to the 2M Option and the exercise of the warrant that may purchased pursuant to the 2M Option.

Plan of Distribution

        The Selling Stockholder, including its pledgees, transferees, assignees, donees or other successors-in-interest, may, from time to time, sell any or all of their shares of common stock, at fixed or negotiated prices, using one or more of the following methods:

  •
  on the Nasdaq SmallCap Market, or on any other stock exchange, market or trading facility on which our common stock may from time to time be trading;

  •
  in privately negotiated transactions or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  short sales;

  •
  broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The Selling Stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Stockholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

        The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Perficient is required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

        To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. In addition, upon our being notified by the Selling Stockholder that a donee, pledgee, assignee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus pursuant to such proposed sale.

        To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934 (the "Exchange Act") may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. The Selling Stockholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the Selling Stockholder.

Legal Matters

        Certain legal matters with respect to the validity of the Perficient common stock to be offered by this prospectus will be passed upon for Perficient by McCarter & English, LLP.

Experts

        The consolidated financial statements of Perficient, Inc. at December 31, 2001 and 2000 and for the years then ended, incorporated by reference in this prospectus of Perficient, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference into this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements for Primary Webworks, Inc. d/b/a Vertecon, Inc. as of and for the year ended December 31, 2001 have been audited by Wipfli Ullrich Bertelson LLP, independent auditors,

and incorporated by reference in this prospectus in reliance upon their report and upon the authority of such firm as experts in accounting and auditing. Their report dated February 8, 2002 contains an explanatory paragraph that states that Vertecon has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The financial statements of Primary Webworks, Inc. d/b/a Vertecon, Inc. as of and for the year ended December 31, 2000 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of such firm as experts in accounting and auditing. Their report dated September 21, 2001 (except for Note 6 which is as of October 4, 2001), contains an explanatory paragraph that states that Vertecon has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Primary WebWorks, Inc. d/b/a Vertecon, Inc. has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on the Company's December 31, 2000 financial statements included in this registration statement.

        The financial statements of Javelin Solutions, Inc. as of and for the years ended December 31, 2001 and 2000 have been audited by Wipfli Ullrich Bertelson LLP, independent auditors, and incorporated by reference in this prospectus in reliance upon their report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Our filings with the Commission are also available at the Commission's web site at http://www.sec.gov. We also maintain a web site at http://www.perficient.com, which provides additional information about our company. The information set forth on our web site is not part of this prospectus.

        We have filed a registration statement on Form S-3 with the Commission under the Securities Act relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

INCORPORATION BY REFERENCE

        The following documents previously filed by Perficient with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and made a part hereof:

  (a)
  Our Annual Report on Form 10-KSB for the year ended December 31, 2001;

  (b)
  Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002;

  (c)
  Our Current Reports on Form 8-K filed on January 17, 2002, May 10, 2002, July 18, 2002, August 14, 2002 and September 24, 2002; and

  (d)
  The description of our common stock, par value $0.001 per share, contained in the registration statement on Form 8-A (File No. 001-15169) filed on July 22, 1999.

        All documents we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents or reports. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to Mr. Matthew Clark, Perficient, Inc., 7600-B North Capital of Texas Highway, Suite 340, Austin, Texas, 78731, Telephone No. (512) 531-6000.

PART II
Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

Registration fee	$215
Printing	3,500
Legal fees and expenses	10,000
Nasdaq and Boston Stock Exchange Additional Listing Fees	10,000
Accounting fees and expenses	10,000
Transfer Agents and Registrars Fees	2,500

Total	$36,215

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of our directors, officers, employees or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

        Article 6 of our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        Article 11 of our bylaws provide that we shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        We have entered into Indemnity Agreements with each of our directors and officers. Under these agreements, we are obligated, to the extent permitted by Delaware Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at our direction. We have purchased directors and officers liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

ITEM 16. EXHIBITS.

Exhibit Number	Description
4.1+	Specimen Certificate for shares of common stock.
4.2+	Warrant granted to Gilford Securities Incorporated.
4.3++	Certificate of Designation, Rights and Preferences of Series A Preferred Stock.
4.4++	Form of Common Stock Purchase Warrant.
4.5#	Certificate of Designations, Rights and Preferences of Series B Preferred Stock.
4.6#	Form of Common Stock Purchase Warrant.
5.1*	Opinion of McCarter & English LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Wipfli Ullrich Bertelson LLP.
23.4	Consent of Wipfli Ullrich Bertelson LLP.
23.5*	Consent of McCarter & English LLP.
24.1	Powers of Attorney (included on the signature page hereto).

*	To be filed by amendment.
+
Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.
++	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 17, 2002 and incorporated herein by reference.
#	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on July 18, 2002 and incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes:

        (1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

          (a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b)  To reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information in the Registration Statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (c)  To include any additional or changed material information on the plan of distribution.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment described in the preceding paragraph immediately shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

        (5)  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those Securities.

4,666,250 Shares
of Common Stock

Perficient, Inc.

PROSPECTUS

October    , 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1+	Specimen Certificate for shares of common stock.
4.2+	Warrant granted to Gilford Securities Incorporated.
4.3++	Certificate of Designation, Rights and Preferences of Series A Preferred Stock.
4.4++	Form of Common Stock Purchase Warrant.
4.5#	Certificate of Designations, Rights and Preferences of Series B Preferred Stock.
4.6#	Form of Common Stock Purchase Warrant.
5.1*	Opinion of McCarter & English LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Wipfli Ullrich Bertelson LLP.
23.4	Consent of Wipfli Ullrich Bertelson LLP.
23.5*	Consent of McCarter & English LLP.
24.1	Powers of Attorney (included on the signature page hereto).

*	To be filed by amendment.
+	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-78337) declared effective on July 28, 1999 by the Securities and Exchange Commission and incorporated herein by reference.
++	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 17, 2002 and incorporated herein by reference.
#	Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on July 18, 2002 and incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 9, 2002.

PERFICIENT, INC.
By:	/s/ JOHN T. MCDONALD John T. McDonald Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints John T. McDonald and Matthew Clark, or either of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefore, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ JOHN T. MCDONALD John T. McDonald	Chief Executive Officer and Chairman of the Board of Directors (principle executive officer)	October 9, 2002
/s/ MATTHEW CLARK Matthew Clark	Chief Financial Officer and Vice President (principal financial and accounting officer)	October 9, 2002
David S. Lundeen	Director	October , 2002
/s/ DR. W. FRANK KING Dr. W. Frank King	Director	October 7, 2002
/s/ PHILIP J. ROSENBAUM Philip J. Rosenbaum	Director	October 7, 2002
Robert Pickering, Jr.	Director	October , 2002
/s/ MICHAEL CROMWELL, III Michael Cromwell, III	Director	October 9, 2002
Max Hopper	Director	October , 2002